Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of                     , 2006 (this “Agreement”), is among Susser Holdings Corporation, a Delaware corporation (“Parent Corp.” ), Susser Holdings Merger LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent Corp. (“Merger LLC”), and Stripes Holdings LLC, a Delaware limited liability company (the “Company”).

WHEREAS, Parent Corp. intends to undertake an initial public offering of its equity interests at a time when it is the sole owner of all of the outstanding interests in the Company, and in connection therewith, the holders of the membership interests in the Company desire to contribute or otherwise transfer their membership interests in the Company to Parent Corp. (the “Contribution”), in order that the Company may become a direct wholly-owned subsidiary of Parent Corp. and Parent Corp. may effectuate the initial public offering through an offering of its common stock to the public (the “Offering”);

WHEREAS, in order to effect the Contribution, the parties hereto desire that Merger LLC be merged with and into the Company (the “Merger”), with the Company as the surviving company in the Merger, and all of the Class A Units of the Company (the “Class A Units”) and Class B Units of the Company (the “Class B Units” and collectively with the Class A Units, the “Company Membership Units”) being cancelled in the Merger and the holders of such Company Membership Units receiving common stock of Parent Corp. in the Merger;

WHEREAS, the Board of Directors of Parent Corp. has approved and declared advisable this Agreement and the Merger, on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, each of Parent Corp., as the sole member of Merger LLC, and the members of the Company have approved and declared advisable this Agreement and the Merger, on the terms and subject to the conditions provided for in this Agreement (the “Merger LLC Member Approval” and the “Company Member Approval”, respectively);

WHEREAS, immediately upon and contingent upon the consummation of the Merger, pursuant to and as described in that certain Agreement and Plan of Merger (the “Secondary Merger Agreement”), dated as of                     , 2006, among Parent Corp. and Stripes Investment Corp., a Delaware corporation (“Blocker Corp.”), Blocker Corp. will merge with and into Parent Corp., with Parent Corp. as the surviving corporation in the merger (the “Secondary Merger”); and

WHEREAS, it is intended that this Merger, together with and as part of a larger transaction that includes the Secondary Merger, for federal income tax purposes shall qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent Corp., Merger LLC and the Company hereby agree as follows:

ARTICLE I

The Merger

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Limited Liability Company Act of the State of Delaware (the “LLCA”), at the Effective Time (as defined below) Merger LLC shall be merged with and into the Company, and the separate existence of Merger LLC shall thereupon cease, and the Company shall be the surviving company in the Merger (the “Surviving Company”).

Section 1.2. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Dallas, Texas time) on the date of the satisfaction or waiver of the conditions to closing set forth in Article V (the “Closing Date”), at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas, 75201, unless another time, date or place is agreed to by the parties hereto.

Section 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the LLCA (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the LLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger LLC shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger LLC shall become the debts, liabilities and duties of the Surviving Company.

Section 1.5. Certificate of Formation and Limited Liability Company Operating Agreement of the Surviving Company.

(a) The Certificate of Formation of the Company in effect immediately prior to the Effective Time, as may be amended by the Certificate of Merger, shall be the certificate of formation of the Surviving Company until thereafter amended as provided therein or by applicable law.

(b) At the Effective Time, the Second Amended and Restated Limited Liability Company Agreement of the Company attached hereto as Exhibit A shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided therein or by applicable law.

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Section 1.6. Directors and Officers of the Surviving Company.

(a) The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Company immediately following the Effective Time, to serve as such until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company operating agreement of the Surviving Company.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company operating agreement of the Surviving Company.

ARTICLE II

Effect of the Merger on the Capital Stock of the

Constituent Entities

Section 2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Membership Units or any membership units of Merger LLC:

(a) Conversion of Membership Units of Merger LLC. All of the issued and outstanding common membership units of Merger LLC (“Merger LLC Units”) shall together be converted into and become an aggregate of 1,000 validly issued, fully paid and nonassessable common units of the Company.

(b) Conversion of Class A Units of the Company. Each Class A Unit of the Company issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.718339 validly issued, fully paid and nonassessable shares of common stock (the “Class A Exchange Ratio”), par value $0.01 per share, of Parent Corp. (“Parent Company Common Stock”). As of the Effective Time, all such Class A Units shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Class A Units shall cease to have any rights with respect thereto, except the right to receive the Parent Company Common Stock and cash in lieu of any fractional shares of Parent Company Common Stock to which such holder is entitled pursuant to this Section 2.1(b), in each case to be issued or paid in consideration therefor upon surrender of such certificate representing Class A Units.

(c) Conversion of Class B Units of the Company. Each Class B Unit of the Company issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.130104 validly issued, fully paid and nonassessable

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shares of Parent Company Common Stock. As of the Effective Time, all such Class B Units shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Class B Units shall cease to have any rights with respect thereto, except the right to receive the Parent Company Common Stock and cash in lieu of any fractional shares of Parent Company Common Stock to which such holder is entitled pursuant to this Section 2.1(c), in each case to be issued or paid in consideration therefor upon surrender of such certificate representing Class B Units.

(d) Company Options. Before the Closing Date, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of Company administering the Stripes Holdings LLC Unit Option Plan) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of all outstanding options to acquire Class A Units (each, a “Company Option“) granted under the Stripes Holdings LLC Unit Option Plan, as may have been amended from time to time (the “Company Option Plan“), whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Option outstanding immediately prior to the Effective Time shall be amended and converted into options to acquire, on the same terms and conditions as were applicable under the corresponding Company Option (taking into account the terms of the Company Option Plan, the individual award agreement pursuant to which the Company Option was granted and any individual agreement providing for vesting of such Company Option upon a change in control of the Company), 0.718339 shares of Parent Company Common Stock for each Class A Unit for which such Company Option was exercisable, at a price per share equal to the exercise price per Class A Unit under the Company Option Plan, divided by the Class A Exchange Ratio (rounded to the nearest cent); and

(ii) make such other changes to the Company Option Plan as Parent Corp. and the Company may agree are appropriate to give effect to the Merger.

(e) Parent Company Common Stock. All shares of Parent Company Common Stock outstanding immediately prior to the Merger and owned by the Company shall be surrendered and cancelled and no longer remain outstanding for any purpose.

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Section 2.2. Stock Certificates in Parent Corp. Upon presentation by a holder of certificates representing the Company Membership Units for exchange, the holder of such certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Parent Company Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.1, and (B) cash in lieu of any fractional shares of Parent Company Common Stock to which such holder is entitled pursuant to Section 2.1(b) or 2.1(c), and the certificate so surrendered shall forthwith be canceled.

Section 2.3. No Further Ownership Rights in Company Membership Units. From and after the Effective Time, the shares of Parent Company Common Stock issued and paid as merger consideration to holders of Company Membership Units in accordance with this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Membership Units, and the holders of such Company Membership Units shall have no further rights with respect to such interests except as provided herein or by applicable law. As a result of the effects described in this Article II, as of the Effective Time Parent Company will be the sole member or owner of any unit or membership interest in the Company (including any option to assume any such interest).

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent Corp. and Merger LLC as follows:

Section 3.1. Organization, Standing and Corporate Power.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

Section 3.2. Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary power and authority to execute and deliver this Agreement and, subject to obtaining the Company Member Approval, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Merger, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Member Approval for the adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the

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Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, Contribution, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Certificate of Formation or Amended and Restated Limited Liability Company Agreement of the Company or (ii) violate any material law, judgment, writ or injunction of any governmental authority applicable to the Company or any of its material properties or assets. Except for the Company Member Approval, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.3. Capitalization of the Company.

(a) The Company has authorized the issuance of 15,914,639 membership units, of which (i) 14,400,000 units are designated as Class A Units and (ii) 1,514,639 units are designated as Class B Units. As of the date of this Agreement, (i) 12,849,660 Class A Units were issued and outstanding, (ii) 1,440,796 Class A Units were reserved for issuance under the Stripes Holdings LLC Unit Option Plan in accordance with its terms, and (iii) 912, 823 Class B Units of the Company were issued and outstanding. All of the issued and outstanding Company Membership Units of the Company are, and all such Company Membership Units which may be issued will be, duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights.

(b) Except as set forth in Section 3.3(a) above, the Company has no authorized, issued and outstanding or reserved membership units and there is no existing option, warrant, call, right, or contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance of any Company Membership Units or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Company Membership Units. Except as set forth in the Amended and Restated Limited Liability Company Operating Agreement of the Company, the Company is not a party to any voting trust or other contract with respect to the voting, redemption, sale, transfer or other disposition of the Company Membership Units.

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ARTICLE IV

Representations and Warranties of Merger LLC and Parent Corp.

Merger LLC and Parent Corp., jointly and severally, represent and warrant to the Company as follows:

Section 4.1. Organization, Standing and Corporate Power.

(a) Merger LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b) Parent Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

Section 4.2. Merger LLC Authority; Noncontravention.

(a) Merger LLC has all necessary power and authority to execute and deliver this Agreement and, subject to obtaining the Merger LLC Member Approval, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance by Merger LLC of this Agreement, and the consummation of the Merger, have been duly authorized and approved by its sole member in the Merger LLC Member Approval, and no other action on the part of Merger LLC is necessary to authorize the execution, delivery and performance by Merger LLC of this Agreement and the consummation by it of the Merger. This Agreement has been duly executed and delivered by Merger LLC and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Merger LLC, enforceable against Merger LLC in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Merger LLC nor the consummation by Merger LLC of the Merger, nor compliance by Merger LLC with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Certificate of Formation or Limited Liability Company Agreement of Merger LLC or (ii) violate any material law, judgment, writ or injunction of any governmental authority applicable to Merger LLC or any of its material properties or assets. Except for the Merger LLC Member Approval, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of Merger LLC in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

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Section 4.3. Parent Corp. Authority; Noncontravention.

(a) Parent Corp. has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent Corp. of this Agreement have been duly authorized and approved by its board of directors and no other action on the part of the board of directors of Parent Corp. is necessary to authorize the execution, delivery and performance by Parent Corp. of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent Corp. and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Parent Corp., enforceable against Parent Corp. in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception,

(b) Neither the execution and delivery of this Agreement by Parent Corp. nor compliance by Parent Corp. with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of Parent Corp. or (ii) violate any material law, judgment, writ or injunction of any governmental authority applicable to Parent Corp. or any of its material properties or assets. No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of Parent Corp. in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.4. Capitalization of Merger LLC.

(a) The authorized capital stock of Merger LLC consists of 1,000 common membership units. As of the date hereof, there are, and as of the Closing Date, there will be, 1,000 Merger LLC Units issued and outstanding, all of which are owned of record and beneficially by Parent Corp., and no Merger LLC Units are held by Merger LLC as treasury stock. All of the issued and outstanding Merger LLC Units were duly authorized for issuance and are validly issued, fully paid and non-assessable.

(b) Except as set forth in Section 4.4(a) above, Merger LLC has no authorized, issued and outstanding or reserved membership units and there is no existing option, warrant, call, right, or contract of any character to which Merger LLC is a party requiring, and there are no securities of Merger LLC outstanding which upon conversion or exchange would require, the issuance of any Merger LLC Units or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Merger LLC Units. Merger LLC is not a party to any voting trust or other contract with respect to the voting, redemption, sale, transfer or other disposition of the Merger LLC Units.

Section 4.5. Issuance of Parent Corp. Common Stock; Capitalization of the Parent Corp. The Parent Company Common Stock to be issued as a result of the Merger has been duly authorized and, when issued as contemplated by

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this Agreement, will be validly issued, fully paid and nonassessable. After giving effect to the Contribution and the Offering, the capitalization of the Parent Corp. will be as set forth in the prospectus filed by the Parent Corp. with the Securities and Exchange Commission with respect to the Offering.

Section 4.6. Operations of Merger LLC. Merger LLC was formed solely for the purpose of merging with and into the Company. Merger LLC has engaged in no business other than as set forth in this Section 4.6, has no liabilities, and has conducted its operations solely as contemplated hereby.

ARTICLE V

Conditions Precedent

Section 5.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Company Member Approval. The Company Member Approval shall have been obtained in accordance with applicable law and the Certificate of Formation and Amended and Restated Limited Liability Company Agreement of the Company.

(b) Merger LLC Member Approval. The Merger LLC Member Approval shall have been obtained in accordance with applicable law and the Certificate of Formation and Liability Company Agreement of Merger LLC.

(c) Secondary Merger Fully Executed. The Secondary Merger Agreement shall have been fully executed and no condition to the affectation of the Secondary merger will remain unsatisfied (other than affectation of the Merger).

ARTICLE VI

(a) Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall terminate as of the Merger, except the representations and warranties contained in Section 3.3, Section 4.4 and Section 4.5 of this Agreement, which shall survive the Merger.

ARTICLE VII

Miscellaneous

Section 7.1. Entire Agreement. This Agreement and the other documents referred to herein represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.

Section 7.2. Amendments and Waivers. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by

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written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 7.3. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as expressly contemplated by this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the parties hereto without the prior written consent of the other parties and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

Section 7.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 7.5. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), shall be governed by and construed in accordance with the internal laws of the State of Delaware. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action.

Section 7.6. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the following address:

Susser Holdings Corporation

4433 Baldwin Boulevard

Corpus Christi, TX 78408

Attn: E. V. Bonner, Jr.

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or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 7.7. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first written above.

SUSSER HOLDINGS CORPORATION

By:
Name:
Title:

SUSSER HOLDINGS MERGER LLC

By
Name:
Title:

STRIPES HOLDINGS LLC

By:
Name:
Title:

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

FORM OF

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

STRIPES HOLDINGS LLC

dated as of             , 2006

i

TABLE OF CONTENTS

(continued)

ii

FORM OF

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

STRIPES HOLDINGS LLC

This Second Amended and Restated Limited Liability Company Agreement of Stripes Holdings LLC, a Delaware limited liability company (the “Company”), is entered into as of this      day of                     , 2006 (this “Agreement”), by Susser Holdings Corporation, a Delaware corporation (“HoldCo” or “Sole Member”), and each other Person who at any time becomes a member of the Company (a “Member”) in accordance with the terms of this Agreement and the Act.

W I T N E S S E T H:

WHEREAS, the Certificate of Formation of the Company was filed with the Secretary of State of Delaware on October 19, 2005, in accordance with the Delaware Limited Liability Company Act;

WHEREAS, the Limited Liability Company Agreement of the Company was adopted on October 19, 2005;

WHEREAS, the Amended and Restated Limited Liability Company Agreement of the Company was adopted on December 21, 2005;

WHEREAS, on                  , 2006 Susser Holdings Merger LLC, a Delaware limited liability company, merged with and into the Company, with the Company as the surviving entity (the “Merger”); and

WHEREAS, as a result of the Merger, the membership units in the Company previously held by Stripes Investment Corp, a Delaware corporation, Wellspring Capital Partners III, L.P., a Delaware limited partnership, Sam L. Susser, and the other parties to the Amended and Restated Limited Liability Company Agreement dated December 21, 2005 (such parties being collectively referred to herein as the “Former Members”) were converted into common stock of HoldCo, resulting in the withdrawal of the Former Members as members of the Company; and

WHEREAS, as a result of the Merger, HoldCo become the sole member of the Company.

NOW, THEREFORE, in consideration of the premises hereof, and of the mutual covenants and agreements contained herein, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Sole Member hereby amends and restates the Company’s limited liability company agreement and, intending to be legally bound hereby, agrees as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Defined Terms. The following terms have the meanings hereinafter indicated whenever used in this Agreement with initial capital letters:

“Act” means the Delaware Limited Liability Company Act, at Del. Code Ann., Title 6, Section 18-101, et seq., as amended.

“Additional Member” means any Person that has been admitted to the Company as a Member pursuant to Section 6.4(a) by virtue of having received its Interests from the Company and not from any other Member or Assignee.

“Affiliate” means, with respect to a Person, (i) another Person that directly or indirectly controls, is controlled by or is under common control with such first Person or (ii) a Family Member of such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote a majority of the securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the Preamble hereto.

“Assignee” means any transferee to which a Member or another Assignee has transferred its interest in the Company in accordance with the terms of this Agreement, but who is not a Member.

“Certificate” means the Certificate of Formation of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statutory provisions.

“Company” means Stripes Holdings LLC, a Delaware limited liability company.

“Family Member” means, with respect to a Person who is an individual, any parent, spouse, child, spouse of a child, brother, sister, uncle, aunt, nephew, niece or cousin of such Person, any trust created for the benefit of any such Family Member or otherwise created for estate planning purposes of such Person, and each custodian of any property of any such Family Member.

“Former Members” shall have the meaning specified in the Preamble.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Indemnified Party” shall have the meaning specified in Section 4.4(a).

“Interests” means the membership interests owned by a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all terms and provisions of the Agreement.

“Member” shall have the meaning specified in the Preamble.

“Person” means any individual, partnership, limited liability company, corporation, trust or other entity.

“Sole Member” shall have the meaning specified in the Preamble.

“Substitute Member” means any Person that has been admitted to the Company as a Member pursuant to Section 6.4(a) by virtue of such Person receiving all or a portion of an Interest from a Member or its Assignee and not from the Company.

“Transfer” means any, direct or indirect, sale, assignment, gift, hypothecation, pledge or other disposition, whether voluntary or by operation of law (including through the state law conversion of the legal status of a Member), of a Unit or any portion thereof. The term “Transferred” shall have a correlative meaning.

Section 1.2 Interpretative Matters. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) the singular shall include the plural and the plural shall include the singular wherever appropriate;

(c) words importing any gender shall include other genders;

(d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) references to “Sections”, “Articles”, “Exhibits” and “Appendices” shall be to Sections, Articles, Exhibits and Appendices of or to this Agreement;

(g) references to any Person include the successors and permitted successors and assigns of such Person;

(h) the use of the words “or,” “either” and “any” shall not be exclusive;

(i) references to any agreement or contract, unless otherwise stated, are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(j) the parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

ARTICLE II.

ORGANIZATIONAL MATTERS

Section 2.1 Formation. The Company has been formed and exists for the purposes described herein and shall be governed by and operated in accordance with the Act. The Sole Member shall execute and shall make, or cause to be made, all filings required by the Act or other applicable law with respect to the formation and operation of the Company.

Section 2.2 Name. The name of the Company is Stripes Holdings LLC.

Section 2.3 Principal Place of Business. The principal place of business of the Company shall be located at 1015 N. Market Street, Suite 1300, Wilmington, Delaware 19801. The Sole Member may change the principal place of business of the Company at any time and from time to time.

Section 2.4 Registered Office and Agent. The registered office of the Company shall be located at 1105 N. Market Street, Suite 1300, Wilmington, Delaware 19801, and the registered agent for the Company at such office shall be Wilmington Trust SP Services, Inc. The Sole Member may change the registered office of the Company or the registered agent for the Company at any time, and from time to time.

Section 2.5 Term. The term of the Company shall commence upon the filing of the Certificate and shall continue until dissolved in accordance with Article VI or the Act.

Section 2.6 Tax Election. The Company shall not elect to be classified, and shall not be classified, as an association taxable as a corporation for federal income tax purposes pursuant to Regulations Section 301.7701-3 (or pursuant to any similar or analogous provisions of state, local or foreign law) as of the date of its formation.

Section 2.7 Authorized Membership Units. The Company has authorized the issuance of 1,000 common units, of which 1,000 are issued and outstanding. All of the outstanding units of the Company are issued to HoldCo. The Sole Member, from time to time, may authorize the issuance of additional membership units or the creation of additional classes or series of membership units having such powers, designations and preferences and rights as may be determined by the Sole Member, and amendments to this Agreement as contemplated by Section 9.3 may be made as are necessary or appropriate to give effect to the foregoing.

ARTICLE III.

BUSINESS OF THE COMPANY

Section 3.1 General Purpose. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

Section 3.2 Powers of the LLC. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company.

ARTICLE IV.

MANAGEMENT OF COMPANY

Section 4.1 Management. The management of the business and affairs of the Company shall be vested in the Sole Member, which shall have the power to do any and all acts necessary or convenient for the furtherance of the purpose of the Company described in this agreement, including the appointment of managers and officers and all powers, statutory or otherwise, posses by members of a limited liability under the Act.

Section 4.2 Action Without a Meeting. An action that may be taken at the Member meeting may be taking without a meeting if a consent in writing setting forth the action to be taken is signed by the Sole Member.

Section 4.3 Procedures. The Sole Member shall be entitled to cast its vote: (a) at a meeting, either in person or by a signed writing directing the manner in which the vote is to be cast, which writing must be received by the Secretary or the Assistant Secretary of the Company at or prior to the commencement of the meeting; or (b) without a meeting, by a signed writing directing the manner in which the vote is to be cast, which writing must be received by the Secretary or an Assistant Secretary of the Company. Other procedures of any meeting shall be as determined by the Sole Member.

Section 4.4 Limitation of Liability. Neither the Sole Member nor any Affiliate, agent, officer, partner, employee, member, representative, director or shareholder of any of the foregoing shall be liable, responsible or accountable in damages or otherwise to the Company or the Sole Member for (i) any act performed in good faith within the scope of the authority conferred by this Agreement, (ii) any failure or refusal to perform any acts except those required by the terms of this Agreement or (iii) any performance or omission to perform any acts in reliance in good faith on the advice of independent accountants or legal counsel for the Company.

(a) Indemnification. In any threatened, pending or completed action, suit or proceeding to which the Sole Member or any Affiliate, agent, officer, partner, employee,

member, representative, director or shareholder of any of the foregoing (each an “Indemnified Party”), was or is a party or is threatened to be made a party by reason of the fact that such Person is or was acting on behalf of the Company (other than an action by or in the right of the Company), the Company shall indemnify such Indemnified Party against expenses, including attorneys’ fees, judgments and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding to the maximum extent permitted by applicable law, provided that such Person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and that the conduct giving rise to the liability for which indemnification is sought does not constitute fraud, gross negligence or gross misconduct.

(b) Insurance. The Company may purchase and maintain insurance on behalf of one or more Indemnified Parties and other Persons against any liability which may be asserted against, or expense which may be incurred by, any such Person in connection with the Company’s activities.

Section 4.5 Officers.

(a) The officers of the Company shall be a President, one or more Vice Presidents, a Treasurer and a Secretary (with descriptive titles as the Sole member shall determine). Each officer of the Company shall be appointed by the Sole Member to serve until his or her respective successor is appointed and qualified. The same person may hold any two or more offices. The Sole Member may from time to time elect such other officers and appoint such other agents as the business of the Company may require each of whom shall hold office for such period, have such authority, and perform such duties as are provided in this Agreement, or as the Sole Member may from time to time determine. The Sole Member may delegate to any officer or committee the power to elect subordinate officers and to retain or appoint employees or other agents.

The officers of the Company shall be:

Sam L. Susser	President and Chief Executive Officer
E.V. Bonner, Jr.	Executive Vice President, Secretary and General Counsel
Roger Smith	Executive Vice President - Retail
Rocky Dewbre	Executive Vice President – Wholesale
Mary Sullivan	Executive Vice President, Treasurer and Chief Financial Officer

(b) Each of the officers of the Company shall perform all duties incident to the office of such officer and such other duties as may be prescribed by the Sole Member from time to time.

(c) Any officer designated by the Sole Member may be removed, either for or without cause, at any time by the Sole Member. Any other employee of the Company may be removed or dismissed, either for or without cause, at any time by any officer of the Company.

(d) Any officer or agent may resign at any time by giving written notice to the Sole Member. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(e) A vacancy in any office because of death, resignation, removal, disqualification, or any other cause, shall be filled by any such person as may be appointed by the Sole Member.

(f) Duties of Officers Generally. The officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

(g) Chief Executive Officer. The chief executive officer of the Company (i) shall be in general and active charge of the entire business and affairs of the Company, and shall be its chief policy making officer and (ii) shall have the power and authority to cause the Company to enter into and perform contracts and agreements in the ordinary course of business without action by the Sole Member.

(h) President. If at any time a president is appointed, such president shall, subject to the power of the Sole Member and chief executive officer, have general and active management of the business of the Company; and shall see that all orders and resolutions of the Sole Member are carried into effect. The president shall have such other powers and perform such other duties as may be prescribed by the chief executive officer or the Sole Member.

(i) Chief Financial Officer. The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses and capital. The chief financial officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Sole Member. The chief financial officer shall have such other powers and perform such other duties as may from time to time be prescribed by the chief executive officer or the Sole Member.

(j) Vice President(s). The vice president(s) shall perform such duties and have such other powers as the chief executive officer or the Sole Member may from time to time prescribe.

(k) Secretary.

(i) The secretary shall attend any meetings of Members, and shall record all the proceedings of the meetings in a book to be kept for that purpose.

(ii) The secretary shall keep all documents described herein and such other documents as may be required under the Act. The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the chief executive officer or the Sole Member. The secretary shall have the general duties, powers and responsibilities of a secretary of a corporation.

(iii) If the Sole Member chooses to appoint an assistant secretary or assistant secretaries, the assistant secretaries, in the order of their seniority, in the absence, disability or inability to act of the secretary, shall perform the duties and exercise the powers of the secretary, and shall perform such other duties as the chief executive officer or the Sole Member may from time to time prescribe.

ARTICLE V.

DISTRIBUTIONS

Section 5.1 Distribution of Proceeds. Distributions shall be made to the Sole Member at the times and in the aggregate amounts as determined by the Sole Member.

ARTICLE VI.

WITHDRAWAL; DISSOLUTION; ADMISSION OF NEW MEMBERS

Section 6.1 Member Withdrawal. The Sole Member shall not have the power or right to withdraw or otherwise resign or be expelled from the Company prior to the dissolution and winding up of the Company except pursuant to a Transfer permitted under this Agreement of all of the Sole Member’s interest to an Assignee or the Company. Notwithstanding anything to the contrary contained in the Act, in no event shall the Sole Member be deemed to have withdrawn from the Company or cease to be a Member upon the occurrence of any of the events specified in this Agreement, or any events similar thereto, unless the Sole Member, after the occurrence of any such event, indicates in a written instrument that the Sole Member has so withdrawn.

Section 6.2 Dissolution.

(a) Events. The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:

(i) the vote of the Sole Member; and

(ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

Except as provided in this Agreement, the death, retirement, resignation, expulsion, incapacity, bankruptcy or dissolution of Sole Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.

(b) Actions Upon Dissolution. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Sole Member.

(c) Priority. Within 120 calendar days after the effective date of dissolution of the Company, whether by expiration of its full term or otherwise, the assets of the Company shall be distributed in the following manner and order:

(i) All debts and obligations of the Company, if any, shall be paid, discharged or provided for by adequate reserves; and

(ii) The balance shall be distributed to the Sole Member.

(d) Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated, and shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made and take such other actions as may be necessary to terminate the Company.

Section 6.3 Transfer by Member. Subject to Article VII, the Sole Member may transfer or assign all or part of its interest as a Unitholder in the Company to any Person that agrees in writing to assume the responsibility of a Member. If the Sole Member shall assign any Units in the Company, the Sole Member shall cease to be a Member of the Company with respect to such Units and shall no longer have any rights or privileges of a Member with respect to such Units. Any Member or Assignee who acquires in any manner whatsoever any Units, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any predecessor in such Units or other interest in the Company was subject to or by which such predecessor was bound. No Member shall cease to be a Member upon the collateral assignment of, or the pledging or granting of a security interest in, its entire interest in the Company.

Section 6.4 Admission or Substitution of New Members.

(a) Admission. The Sole Member shall have the right, subject to Section 6.3, to admit as a Substitute Member or an Additional Member, any Person who acquires an interest in the Company, or any part thereof, from the Sole Member or from the Company. Concurrently with the admission of a Substitute Member or an Additional Member, the Sole Member shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a transferee as a Substitute Member in place of the transferring Sole Member, or the admission of an Additional Member, all at the expense, including payment of any professional and filing fees incurred, of the Substitute Member or the Additional Member.

(b) Conditions. The admission of any Person as a Substitute or Additional Member shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement, either by (i) execution and delivery of a counterpart signature page to this Agreement countersigned by the Sole Member on behalf of the Company or (ii) any other writing evidencing the intent of such Person to become a Substitute Member or Additional Member and such writing is accepted by the Sole Member on behalf of the Company.

Section 6.5 Compliance with Law. Notwithstanding any provision hereof to the contrary, no sale or other disposition of an interest in the Company may be made except in compliance with all federal, state and other applicable laws, including federal and state securities laws.

ARTICLE VII.

TRANSFER RESTRICTIONS

Section 7.1 Transfer Restrictions.

(a) Notwithstanding anything to the contrary contained herein, no Transfer of the Sole Member’s Interest may be made if, following the proposed Transfer, the Company would be required to register as an investment company under, or would be in violation of, the Investment Company Act or any rules or regulations promulgated thereunder, require the Sole Member or any Affiliate thereof to register as an investment adviser under the Investment Advisers Act of 1940, as amended, or cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(b) Notwithstanding anything contained herein to the contrary, no Transfer of any interest in the Company may be made if such transfer (a) would violate the then-applicable federal or state securities laws or rules and regulations of the Commission, state securities commissions or rules and regulations of any other government agencies with jurisdiction over such transfer or (b) would affect the Company’s existence or qualification under the Act. In the event a Transfer of an interest in the Company is otherwise permitted hereunder, notwithstanding any provision hereof, the Sole Member shall not transfer all or any portion of its interest in the Company unless and until the Sole Member, upon the request of the Company, delivers to the Company an opinion of counsel, addressed to the Company, reasonably satisfactory to the Company, to the effect that such interest has been registered under the Securities Act and any applicable state securities laws, or that the proposed transfer of such interest is exempt from any registration requirements imposed by such laws and that the proposed transfer does not violate any other applicable requirements of federal or state securities laws. Any purported transfer of any Membership Interest or any part thereof not in compliance with this Agreement shall be void and of no force or effect and the Sole Member shall be liable to the Company for all liabilities, obligations, damages, losses, costs and expenses (including reasonable attorneys’ fees and court costs) arising as a result of such noncomplying transfer.

Section 7.2 Restrictive Legends. Initially, membership units shall not be certificated. In the event that the Company shall determine to issue certificates representing membership units, the Company may stamp such certificates or other instruments with such legends as the Company and its counsel deem appropriate to reflect any restrictions on transfer pursuant to federal or state securities laws or otherwise.

ARTICLE VIII.

REPORTS TO MEMBERS; TAX MATTERS

Section 8.1 Books of Account. Appropriate books of account shall be kept by the Member in accordance with GAAP, at the principal place of business of the Company, and the Member shall have access to all books, records and accounts of the Company.

ARTICLE IX.

GENERAL

Section 9.1 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

Section 9.2 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors in interest.

Section 9.3 Amendments. This Agreement may only be amended or modified with the written consent of the Sole Member.

Section 9.4 Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given at:

Susser Holdings Corporation

4433 Baldwin Boulevard

Corpus Christi, Texas 78408

Facsimile: (361) 693-3725

Attention: Sam L. Susser

Each proper notice shall be effective upon any of the following: (i) personal delivery to the recipient, (ii) when telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service that same day or the next business day (charges prepaid)), (iii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) two business days after being deposited in the mails (first class or airmail postage prepaid).

Section 9.5 Counterparts. This Agreement may be executed in any number of counterparts (including by means of telecopied signature pages), all of which together shall constitute a single instrument.

Section 9.6 Entire Agreement. This Agreement amends, restates and supersedes in its entirety the Amended and Restated Limited Liability Company Agreement of the Company. This Agreement and the other documents and agreements referred to herein or entered into concurrently herewith embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein; provided that, such other agreements and documents shall not be deemed to be a part of, a modification of or an amendment to this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 9.7 Section Titles. Section titles and headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

SUSSER HOLDINGS CORPORATION

By:
E. V. Bonner, Jr.
Executive Vice President, Secretary and General Counsel